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                                                        EXHIBIT 10.03

                              AMENDED AND RESTATED
                        EFFECTIVE AS OF JANUARY 28, 1998

                        SUMMARY OF TERMS AND CONDITIONS
                                 OF EMPLOYMENT

                                JAMES J. HOWARD

     This document is a complete summary of oral and written arrangements made between Northern States Power Company, a Minnesota corporation, hereinafter called "NSP," and James J. Howard, hereinafter called "Howard," effective February 1, 1987, relating to the employment of Howard by NSP.

     1. NSP employs Howard, and Howard will work for NSP as President and Chief Executive Officer, effective February 1, 1987. Howard also will be a member of the Board of Directors of NSP. Howard will devote his full time and efforts to his duties on behalf of NSP for the profit, benefit and advantages of the business of NSP.

     2. NSP will pay Howard a basic salary at the rate of $375,000 per year, payable in semi-monthly installments, and paid at the monthly rate of $4,000 for February through December of 1987, and the balance of $331,000 payable in January of 1988.

     3. After completing 12 months of employment on January 1, 1988, Howard will receive a one-time cash payment of $187,500 as his sole award for the executive incentive program for 1987.

     4. To offset the loss of income Howard would have earned from performance units and stock options from American Technologies and Information Corporation ("Ameritech"), Howard will receive a one-time payment of $230,000 from NSP upon completion of 12 months of employment on January 31, 1988.

     5. Howard may defer all or any specified portion of the foregoing amounts due and payable in 1988 under the NSP Deferred Compensation Plan if he files a written election in that regard with the Secretary of NSP prior to February 1, 1987. He will be eligible to defer under the provisions of that Plan any other compensation to be earned during 1988 at the same time as elections are filed by other Participants in the Plan.

     6. Howard will be eligible for a 50% executive incentive plan participation beginning on and after January 1, 1988, based upon mutually established criteria and pending approval by the NSP Board of Directors.

     7. Howard will receive six weeks of vacation per year accrued on a pro rata basis, and the same paid holidays and sick leave as is made available to other full-time benefit non-union employees of NSP.

     8. NSP will purchase for Howard disability insurance to provide Howard with a 50% of base pay benefit in the event of disability during the first year of employment. After one year of employment, Howard will be eligible for the disability benefits provided under the Northern States Power Company Pension Plan.

     9. Howard shall be eligible to elect, in accordance with the provisions of the plans, coverage for himself and his dependents, in the same manner as any other newly hired full-time non-union employee, under the life insurance, medical and dental programs provided by NSP. In like manner, Howard will be eligible to participate in all other benefits provided to NSP full-time benefit non-union employees such as the NSP Retirement Savings Plan and the NSP-ESOP. (Eligibility under the latter Plans will commence in 1988.) In lieu of the commitment by NSP to provide additional life insurance coverage, NSP will pay Howard $12,250 on January 31, 1988.

     10. NSP will pay initiation fees and monthly dues at the Minneapolis Club for Howard as well as for a country club of his choice.

     11. NSP will provide Howard with a fully-equipped leased American car of his choice and a heated garage space at work. Personal travel outside the NSP territory will be subject to reimbursement at the rates periodically established by NSP.

     12. NSP will provide to Howard an annual physical by a doctor of his choice and a reasonable allowance for financial planning expenses, including tax and asset management, as requested by Howard.

     13. If Howard leaves NSP prior to age 60, Howard will receive payments equivalent to the NSP Pension Plan's formula for his period of service from
February 1, 1987, to date of termination ignoring any limitations on benefits, service, or compensation. After completion of one year of employment, the minimum payment will be $22,535 annually. If Howard works past age 60, NSP will determine his combined benefits from the Northern States Power Company Pension Plan and supplemental NSP payments, as though he had completed 30 years of service; provided, however, that those combined benefits shall be reduced by the excess, if any, of the annual retirement benefits of $151,296 he earned from Ameritech over the annual retirement benefit that the Pension Plan's actuaries reasonably estimate is equivalent to the accumulated value, at the time Howard's pension benefit payments begin, of the monthly benefit payments he would have received prior to that time if monthly benefit payments had commenced at the end of the month following the month he attained age 60. This benefit shall be paid in a lump sum at retirement. The amount of the lump sum shall be determined using the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation at January 1 of the year in which such payment is being made, or if no such rate has been established then the PBGC rate in effect for the previous December. The mortality rates to be used shall be the mortality rates set forth in the Appendix to the NSP Pension Plan in effect at the time the payment is made.

     14. If Howard is terminated involuntarily by NSP within the first three years of employment, except for misconduct, NSP will pay Howard severance pay according to the following schedule:


          During 1st year     -    remaining pay for the
                              12 months (net of $375,000
                              + $187,500 + $230,000) plus
                              two years annual base pay;

          During 2nd year     -    remaining base pay for the 12-
                              month period plus one year
                              annual base pay;

          During 3rd year     -    one year annual base pay.

If Howard resigns voluntarily, no severance pay will be provided.

     15. NSP will provide to Howard relocation expenses to include third party purchase, mortgage interest differential, physical move, temporary living expenses up to 180 days, house hunting trips (including expenses of spouse) as needed and one month base pay for miscellaneous moving expenses.

     16. All compensation, perks and employee benefits provided to Howard by NSP will be subject to all applicable tax laws.

     This document is a summary of the terms and conditions of the employment of Howard by NSP and it is not intended to replace and supercede the offers and communications with respect to this subject matter.